Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2010, with respect to the financial statements of GreenHaven Continuous Commodity Index Fund contained in the Registration Statement and Prospectus. We have issued our report dated April 29, 2010, with respect to the financial statements of GreenHaven Commodity Services, LLC, contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Atlanta, Georgia
April 29, 2010